Exhibit 10.3

SEVERANCE AND
GENERAL RELEASE AGREEMENT

This SEVERANCE AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made and entered into by and among Four Oaks Bank & Trust Company (the “Bank”), Four Oaks Fincorp, Inc. (the “Company”) and Nancy S. Wise (“Employee”). Throughout the remainder of this Agreement, the Bank, the Company, and Employee may be collectively referred to as the “Parties” and individually referred to as a “Party.”
Employee is currently employed as Executive Vice President, Chief Financial Officer of the Bank pursuant to an employment agreement among the Parties dated December 11, 2008 (the “Employment Agreement”), and she is currently the Executive Vice President, Chief Financial Officer of the Company. The Parties desire to terminate the Employment Agreement and Employee’s employment with the Bank and her position and relationship with the Company upon mutually agreeable terms as provided herein. Employee desires to resign from her employment with the Bank and from her position with the Company with her resignation being effective on September 1, 2015, and the Bank and the Company are willing to accept her resignation and provide certain severance to which she would not otherwise be entitled in exchange for the release of claims provided herein.
Employee represents that she has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.
In consideration of the above and the mutual promises set forth below, Employee and the Bank agree as follows:
1.    SEPARATION AND TERMINATION OF EMPLOYMENT AGREEMENT. Employee’s employment with the Bank and her relationship with the Company will terminate pursuant to her resignation on September 1, 2015 (the “Resignation Date”). By signing this Agreement, Employee represents that she has been properly paid for all time worked and received all salary, expense reimbursement, and all other amounts of any kind due to her from the Bank with the sole exception of (a) her final paycheck for work during her final payroll period which will be paid on the next regularly scheduled payroll date following the Resignation Date and (b) the benefits payable under this Agreement.
The Parties hereby terminate the Employment Agreement and acknowledge and agree that neither Party shall have any further obligation thereunder. Additionally, the Parties acknowledge that Employee is resigning from her employment with the Bank’s and the Company’s consent and thus she has a period of fifteen (15) months from the Resignation Date within which she may exercise her vested stock options granted pursuant to the Company’s Nonqualified Stock Option Plan. Employee specifically acknowledges that all unvested options are forfeited as of the Resignation Date. Employee further specifically acknowledges that she has no entitlement to any severance payments or benefits under the Employment Agreement upon its termination.

2.    SEVERANCE BENEFITS.
A.     Severance Payment. The Bank will pay Employee an amount equal to (i) sixteen (16) months (September 2015 through December 2016) of her current base salary (less applicable taxes and withholdings) plus (ii) $10,000.00 (less applicable taxes and withholdings) (the “Severance Payment”). The Severance Payment shall be paid in a lump sum on September 30, 2015.
B.    COBRA Reimbursement. The Bank will reimburse Employee for the premiums she pays to continue coverage under the Bank’s group health insurance policy pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the eighteen (18)-month period beginning October 1, 2015.
Employee shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health insurance coverage. All reimbursements required by this Paragraph 2B. shall be paid a soon as practicable following Employee’s submission of proof of timely premium payments to the Bank; provided, however, that all such reimbursements shall be made on or before the last day of the taxable year following the taxable year in which the expenses were incurred. Under no circumstances will Employee be entitled to a cash payment or other benefit in lieu of reimbursement for the actual costs of premiums for health coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year, and Employee’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
C. Automobile. The Bank will transfer to Employee the title to the Bank-owned automobile she is currently using. Said transfer shall occur within thirty (30) days after the date on which this Agreement becomes effective as provided in Paragraph 5 below.
D. Accrued Time Off. The Bank will pay Employee for all of her accrued, unused vacation and sick time. This payment will be made in a lump sum on September 30, 2015.
The severance benefits afforded under this Agreement are in lieu of any other compensation or benefits to which Employee otherwise might be entitled.
3. RELEASE.
In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HERSELF AND HER ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE BANK, THE COMPANY, AND THEIR PAST, PRESENT, AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND THEIR PAST, PRESENT, AND FUTURE OFFICERS, DIRECTORS, EMPLOYEES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES, AND INSURERS), AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS,

KNOWN OR UNKNOWN, SHE MAY HAVE OR CLAIM TO HAVE AGAINST THE BANK, THE COMPANY, AND THEIR PREDECESSORS, SUBSIDIARIES, OR AFFILIATES arising before the execution of this Agreement to the fullest extent permitted by law, including but not limited to claims:
(i) for discrimination, harassment or retaliation arising under federal, state, or local laws prohibiting age (including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended), sex, national origin, race, religion, disability, veteran status, or other protected class discrimination, harassment, or retaliation for protected activity;
(ii) for compensation and benefits including, but not limited to, claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), Fair Labor Standards Act of 1938 (“FLSA”), Family and Medical Leave Act of 1993 (“FMLA”), all as amended, and similar federal, state, and local laws and claims under any Bank policy, plan, or program;
(iii) under federal, state, or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract, or other common law);
(iv) for attorneys’ fees; and
(v) of any kind whatsoever (with the sole exception of those listed below) whether or not Employee knows about them at the time she signs this general release.
Provided, however, the release of claims set forth in this Agreement does NOT:
(vi) apply to claims for workers’ compensation benefits, vested retirement benefits, or unemployment benefits filed with the applicable state agencies or where otherwise prohibited by law;
(vii) bar a challenge under the Older Workers Benefit Protection Act of 1990 (“OWBPA”) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement; or
(viii) prohibit Employee from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions, and privileges of employment or jurisdiction over the Bank’s business or assisting with an investigation conducted internally by the Bank; provided, however, that, by signing this Agreement, Employee waives the right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations, or proceedings.
    Employee will not sue Releasees on any matters relating to her employment or separation therefrom arising before the execution of this Agreement (with the sole exception of claims and challenges set forth in subparagraph A(vi) - (viii) above), or join as a party with others who may sue on any such claims, or opt-in to an action brought by others asserting such claims, and, in the event that Employee is made a member of any class asserting such claims without her knowledge or consent, Employee shall opt out of such action at the first opportunity.
4.    BANK INFORMATION AND PROPERTY. Employee shall not at any time after her employment terminates disclose, use, or aid third parties in obtaining or using any confidential or proprietary information of the Bank nor access or attempt to access any Bank computer systems, networks, or any resources or data that resides thereon. Confidential or proprietary information is information relating to the Bank or any aspect of its business which is not generally available to the public, the Bank’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve Employee from any obligations under any previously executed confidentiality, proprietary information, or secrecy agreements.
All records, files, or other materials maintained by or under the control, custody, or possession of the Bank or its agents in their capacity as such shall be and remain the Bank’s property. By signing this Agreement, Employee represents that she: (a) has returned all Bank property (including, but not limited to, credit cards; keys; access cards; thumb drive(s), laptop(s), personal digital devices (other than cellular telephone), and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy, or otherwise and all copies, notes, or summaries thereof) which she created, received, or otherwise obtained in connection with her employment; (b) has permanently deleted any Bank information that may reside on her personal computer(s), cellular telephone, other devices or accounts; and (c) will fully cooperate with the Bank in winding up her work and transferring that work to those individuals designated by the Bank.
5.    RIGHT TO REVIEW. The Bank delivered, via hand delivery, this Agreement, containing the release language set forth in Paragraph 3 to Employee on August 25, 2015 (the “Notification Date”) and desires that she have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Bank advises Employee as follows:

•	To consult with her attorney prior to executing it; and

•	That she has twenty-one (21) days from the Notification Date to consider it, provided, however, she may not execute it prior to the Resignation Date.
In the event that Employee does not return an executed copy of this Agreement by certified mail to Ayden Lee at 6114 US 301 South, Four Oaks, NC 27524 by the 22nd calendar day following the Notification Date, this Agreement and the obligations of the Bank herein shall become null and void, and Employee will not be entitled to the severance pay benefits described herein. Employee may revoke this Agreement during the seven (7)-day period immediately following her execution of it. This Agreement will not become effective or enforceable until the revocation period has expired. To revoke this Agreement, a written notice of revocation must be delivered by certified mail to Ayden Lee at the above address.
6.    CONFIDENTIALITY AND NONDISPARAGEMENT. Employee shall keep the terms and provisions of this Agreement confidential, and Employee represents and warrants that since receiving this Agreement she has not disclosed, and going forward will not disclose, the terms and conditions of this Agreement to third parties, except as follows: (a) she may reveal the terms and provisions of this Agreement to members of her immediate family or to an attorney whom she may consult for legal advice, provided that such persons agree to maintain the confidentiality of the Agreement and (b) she may disclose the terms and provisions of this Agreement to the extent such disclosure is required by law.
Employee represents and warrants that since receiving this Agreement, she (i) has not made, and going forward will not make, disparaging, defaming, or derogatory remarks about the Bank or its products, services, business practices, directors, officers, managers, or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Bank and its vendors, customers, employees, or agents or that may be detrimental to or interfere with the Bank or its business.
7.    OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the Parties and constitutes the sole agreement between the parties with respect to its subject matter. Each Party acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any Party or by anyone acting on behalf of any Party, which are not embodied in this Agreement, and no agreement, statement, or promise not contained in the Agreement shall be valid or binding on the Parties. No change or modification of this Agreement shall be valid or binding on the Parties unless such change or modification is in writing and is signed by the Parties. Employee’s or the Bank’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other Party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any other provision in this Agreement.
This Agreement is intended to avoid all litigation relating to Employee’s employment with the Bank and her separation therefrom; therefore, it is not to be construed as the Bank’s admission of any liability to her, liability which the Bank denies.
If Employee does not abide by this Agreement, then she will (a) return all monies received under this Agreement and the Bank will be relieved of its obligations hereunder, except to the extent that such return and relief would result in invalidation of the release set forth above, and (b) indemnify the Bank for all expenses it incurs in seeking to enforce this Agreement or as a result of her failure to abide by this Agreement, including reasonable attorneys’ fees in defending any released claims.

This Agreement shall apply to, be binding upon, and inure to the benefit of the Parties’ successors, assigns, heirs, and other representatives and be governed by North Carolina law (with the sole exception of its conflicts of laws provisions) and the applicable provisions of federal law, including but not limited to ADEA.

EMPLOYEE REPRESENTS THAT SHE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year written below.

/s/ Nancy S. Wise _______________    September 15, 2015
Nancy S. Wise    Date

Four Oaks Bank & Trust Company

By: /s/ David H. Rupp____________    September 15, 2015
David H. Rupp    Date
Title: President and Chief Executive Officer

Fincorp, Inc.

By: /s/ David H. Rupp ____________    September 15, 2015
David H. Rupp    Date
Title: President and Chief Executive Officer